Exhibit 3.1

FIRST AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PHOSPHATE HOLDINGS, INC.

PHOSPHATE HOLDINGS, INC., a corporation organized and existing under the Delaware General Corporation Law, (the “Corporation”) does hereby adopt, this 29th day of April, 2008, this First Amended and Restated Certificate of Incorporation. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 17, 2004.

First: The name of the corporation is Phosphate Holdings, Inc.

Second: The name and address of the registered agent in the State of Delaware is The Corporation Trust Company, located at 1209 Orange Street, Wilmington, Delaware 19801.

Third: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended or supplemented (“Delaware Law”).

Fourth: The authorized capital stock of the Corporation shall consist of 30,000,000 shares of common stock, par value $0.01. The Board of Directors shall have the right to determine the preferences, limitations and rights of one or more series of preferred stock prior to issuance of any shares of any series of preferred stock.

Fifth: The number of directors which shall constitute the whole Board of Directors shall not be less than five (5) nor more than nine (9), with the number being set by the Board of Directors.

Sixth: The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

Seventh: The duration of the Corporation shall be perpetual.

Eighth: The personal liability of all of the directors of the Corporation is hereby eliminated to the fullest extent allowed as provided by the Delaware Law.

Ninth: The Corporation shall, to the fullest extent legally permissible under the provisions of the Delaware Law, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement or otherwise. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any provision of this First Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this Article in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

Tenth: The Corporation reserves the right to amend this First Amended and Restated Certificate of Incorporation in any manner permitted by Delaware Law and, with the sole exception of those rights and powers conferred under the above Article Ninth, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power

This First Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

IN WITNESS WHEREOF, PHOSPHATE HOLDINGS, INC. has caused this First Amended and Restated Certificate of Incorporation to be signed by Robert E. Jones, a duly authorized officer, as of the date first above written.

PHOSPHATE HOLDINGS, INC.

By:	/s/ Robert E. Jones
Name:	Robert E. Jones
Title:	President

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